Sutor Technology Group Limited Reports

First Quarter Fiscal Year 2013 Financial Results

CHANGSHU, China, November 14, 2012 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the first quarter of fiscal 2013 ended September 30, 2012.

First quarter fiscal 2013 results highlights:

	1QFY2013	1QFY2012	Change
Revenue (million)	$117.2	$130.2	-10.0%
Gross profit (million)	$8.5	$11.0	-22.7%
Net income (million)	$1.84	$4.98	-63.1%
EPS	$0.05	$0.12	-58.3%

For the first quarter of fiscal 2013, our product sales volume increased 3.1% despite the unfavorable domestic economic conditions as the Chinese GDP grew 7.4%, the slowest rate since the first quarter of 2009. In an effort to restructure the Chinese economy and promote sustainable economic growth, the Chinese government continued to control housing prices and the pace of infrastructure investments, which reduced demands for various products. As a result, the impact of our increased sales volume was offset by lower average selling prices (“ASP”) of approximately 12.7%. The lower ASP was also due to lower prices for our raw materials. During the first quarter of fiscal 2013, as compared to the same period of fiscal 2012, while revenues generated from domestic sales slightly increased to approximately $106.7 million, revenues generated from international sales decreased to approximately $10.5 million as compared to approximately $24.8 million. As exports usually have higher gross margin than domestic sales, reduced exports contributed to the overall lower gross margin for the quarter.

Ms. Lifang Chen, Chairwoman and CEO of Sutor, commented, “Although our products are used in a variety of applications in several major sectors of the economy, we were not immune to the slowdown in the Chinese economy. While many China-based steel companies suffered losses during a period of slow economic growth and the over-capacity in the upstream segment of the steel industry, Sutor, as a fine finished steel manufacturer in the downstream segment of the steel industry, has remained profitable. More importantly, during the first quarter of fiscal 2013, we generated $7.3 million in cash flow from operations.”

Ms. Chen continued, “To reduce the impact of the cyclicality of the steel industry and fully utilize our assets, we have been seeking investment opportunities that require relatively small investments but have the potential to generate high returns.”

Below is a recap of the most recent corporate developments:

(1)	We established a joint-venture with a subsidiary of China Railway Materials Company Ltd., a global Fortune 500 company, to provide raw material procurement, logistics and other related services to customers in a variety of industries including the iron and steel industry. Through this joint-venture, we are also taking advantage of our partner’s extensive business network and vast resources to secure our raw materials procurement on more favorable terms and improve our margins.

(2)	The cold-rolled steel production line of 500,000-metric tons designed annual production capacity is expected to commence operations in the first half of calendar year 2013. Once operational, this new line will further strengthen our vertically integrated one-stop solution business model.

Ms. Chen added, “Using the recently established joint-venture as a starting point, we are increasing the service component of our businesses to smooth out operations and enhance profitability.”

Ms. Chen concluded, “As the slowdown of China’s economy seems to have bottomed out, the country’s economy remains strong and it is poised for healthier and sustainable growth in 2013 and beyond. We believe cyclical industries such as ours have the potential to greatly benefit from an economic recovery, as domestic demand is expected to be the major growth driver going forward. Sutor is well positioned to take advantage of opportunities that might arise from this economic recovery, and we look forward to reporting our progress in the months to come.”

First Quarter Fiscal Year 2013

Revenue. For the three months ended September 30, 2012, revenue was $117.2 million, compared to $130.2 million for the same period last year, a decrease of $13.0 million, or approximately 10.0%. The decrease was mainly attributable to lower ASP. During the quarter, the ASP declined approximately 12.7% as compared with the same period last year due to lower prices for raw materials. In addition, revenue from our steel pipe products was down $11.1 million, or 76.5% primarily due to the timing of the completion of construction projects to which our products are supplied. Although production of our hot-dipped galvanized steel sheets increased approximately 9.5%, the impact was offset by lower ASP as mentioned above.

On a geographic basis, revenue generated from outside of China was $10.5 million, or 9.0% of the total revenue, for the three months ended September 30, 2012, as compared to $24.8 million, or 19.1% of the total revenue, for the same period in 2011. The decrease was mainly resulted from the overall sluggish global economy and appreciating RMB.

Gross profit and gross margin. Gross profit decreased by $2.4 million to $8.5 million in the three months ended September 30, 2012, from $11.0 million in the same period in 2011. Gross margin was 7.3% for the three months ended September 30, 2012, as compared to 8.4% for the same period last year. The reduced gross margin was primarily due to lower international sales which have higher gross margin than domestic sales, as well as lower sales from our steel pipe segment.

Total operating expenses. Our total operating expenses decreased by $0.9 million to $4.4 million for the three months ended September 30, 2012, from $5.3 million in the same period in 2011. As a percentage of revenue, our total operating expenses decreased to 3.8% for the three months ended September 30, 2012, from 4.1% in the same period in 2011.

Selling expenses. For the three months ended September 30, 2012, selling expenses in absolute dollars were slightly below the same period of last year despite the higher sales volume, but as a percentage of revenue increased to 2.0% as compared to 1.8% in the same period of last year, due to lower ASP.

General and administrative expenses. General and administrative expenses decreased by $0.8 million to $2.1 million, or 1.8% of the total revenue, in the three months ended September 30, 2012, from $2.9 million, or 2.2% of the revenue, in the same period in 2011. The decrease in general and administrative expenses was primarily due to lower allowance for bad account receivables, lower insurance expenses and lower professional consulting expenses of $0.43 million, $0.22 million and $0.11 million, respectively.

Interest expense. Our interest expense increased $1.8 million to $3.5 million in the three months ended September 30, 2012, from $1.7 million in the same period in 2011. As a percentage of revenue, our interest expense was 3.0% for the three months ended September 30, 2012, compared to 1.3% in the same period last year. The increase in interest expense was mainly attributable to higher discounted interest expenses on bank notes while interest expenses on bank loans remained stable.

Provision for income taxes. Our income tax benefit decreased to $0.4 million in the three months ended September 30, 2012, from $0.9 million of income tax benefit in the same period last year, due to lower utilization of income tax benefits for purchasing certain capital equipment.

Net income. Net income, excluding foreign currency translation adjustment, decreased by $3.2 million, or 63.2%, to $1.8 million in the three months ended September 30, 2012, from $5.0 million in the same period in 2011, as a cumulative result of the above factors.

Liquidity and Capital Resources

Our major sources of liquidity are borrowings through short-term bank loans. Our operating activities provided approximately $7.3 million of cash in the three months ended September 30, 2012. As of September 30, 2012, we had approximately $122 million in cash and restricted cash and $143 million in bank loans. As of September 30, 2012, we also had an unused line of credit with banks of approximately $32.1 million (RMB 200 million) which entitled us to draw bank loans for general corporate purposes. We foresee sufficient liquidity to carry out normal operations for fiscal 2013.

Conference Call Information

Sutor's management will host an earnings conference call today, November 14, 2012, at 9:00 a.m. U.S. Eastern time/10:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through December 14, 2012. Listeners may access it by dialing US: +1 866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 684698

Functional Currency and Translating Press Release

The reporting currency of the Company is the United States Dollars (“USD”). Sutor and its British Virgin Islands subsidiary maintain their books and records in USD, their functional currency. Sutor’s PRC subsidiaries maintain their books and records in their local currency, the Renminbi Yuan (“RMB”), which is their functional currency as being the primary currency of the economic environment in which these entities operate. In general, for consolidation purposes, assets and liabilities of Sutor’s subsidiaries whose functional currency is not the USD are translated into USD, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2012, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com

Financial Tables Below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2012	2012

ASSETS
Current Assets:
Cash and cash equivalents	$7,093,921	$9,530,531
Restricted cash	114,931,451	111,582,149
Short-term investments	-	4,849,112
Trade accounts receivable, net of allowance for doubtful accounts of $755,938 and $1,306,099, respectively	4,791,985	7,023,880
Notes receivable	188,245	475,112
Other receivables and prepayments, net of allowance for doubtful accounts of $328,009 and $351,372, respectively	2,776,774	4,275,817
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $421,325 and $366,697, respectively	40,783,600	27,446,626
Advances to suppliers, related parties, net of allowance for doubtful accounts of nil, and net of right to offset	98,456,084	121,884,833
Inventories, net	62,994,894	50,432,279
Deferred tax assets	749,989	709,688
Total Current Assets	332,766,943	338,210,027
Non-current Assets:
Advances for purchase of long term assets	15,151,523	15,001,088
Property, plant and equipment, net	75,447,730	77,231,273
Intangible assets, net	6,587,156	3,082,877
Investments in affiliated company	6,153,106
Total Non-current Assets	103,339,515	95,315,238
TOTAL ASSETS	$436,106,458	$433,525,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$107,858,492	$111,166,838
Long-term loans, current portion	27,833,923	27,762,975
Accounts payable	54,330,277	57,079,617
Other payables and accrued expenses	6,347,452	8,820,064
Advances from customers	18,725,216	7,924,812
Warrant liabilities	31,380	47,404
Total Current Liabilities	215,126,740	212,801,710
Long-Term Loans	7,395,173	8,490,772
Total Liabilities	222,521,913	221,292,482
Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of September 30, 2012 and June 30, 2012; issued: 40,805,602 shares as of September 30, 2012 and June 30, 2012.	40,805	40,805
Additional paid-in capital	41,386,965	41,344,306
Statutory reserves	18,100,361	18,100,361
Retained earnings	119,568,083	117,732,738
Accumulated other comprehensive income	35,139,840	35,622,241
Less: Treasury stock, at cost, 590,838 and 544,477 shares as of September 30, 2012 and June 30, 2012, respectively	(651,509)	(607,668)
Total Stockholders' Equity	213,584,545	212,232,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$436,106,458	$433,525,265

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended
	September 30
	2012	2011

Revenue:
Revenue from unrelated parties	$89,115,086	$98,396,515
Revenue from related parties	28,071,605	31,799,102
	117,186,691	130,195,617

Cost of Revenue
Cost of revenue from unrelated parties	(82,027,425)	(91,021,596)
Cost of revenue from related parties	(26,612,282)	(28,185,164)
	(108,639,707)	(119,206,760)

Gross Profit	8,546,984	10,988,857

Operating Expenses:

Selling expenses	(2,313,252)	(2,335,780)
General and administrative expenses	(2,129,824)	(2,925,498)
Total Operating Expenses	(4,443,076)	(5,261,278)
Income from Operations	4,103,908	5,727,579

Other Incomes/(Expenses):
Interest income	962,341	290,208
Interest expense	(3,534,192)	(1,728,540)
Changes in fair value of warrant liabilities	16,024	210,384
Other income	25,176	5,358
Other expense	(104,315)	(381,491)
Total Other Incomes/(Expenses)	(2,634,966)	(1,604,081)

Income Before Taxes	1,468,942	4,123,498
Income tax benefit	366,403	860,833
Net Income	$1,835,345	$4,984,331

Other Comprehensive Income:
Foreign currency translation adjustment	(482,401)	2,487,401
Comprehensive Income	$1,352,944	$7,471,732

Basic Earnings per Share	$0.05	$0.12
Diluted Earnings per Share	$0.05	$0.12

Basic Weighted Average Shares Outstanding	40,235,700	40,717,135
Diluted Weighted Average Shares Outstanding	40,235,700	40,717,135

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three Months Ended
	September 30
	2012	2011
Cash Flows from Operating Activities:
Net income	$1,835,345	$4,984,331
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	2,196,506	2,121,341
Reversal for doubtful accounts	(515,058)	-
Stock-based compensation	42,659	30,629
Foreign currency exchange gain	37,759	(388,019)
Loss on disposal of property, plant and equipment	84,778	-
Interest income from short-term investments carried at amortized cost	(30,819)	-
Equity in losses of affiliated company	11,442	-
Deferred income taxes	(41,675)	(34,938)
Changes in fair value of warrant liabilities	(16,024)	(210,384)
Changes in current assets and liabilities:
Restricted cash	(3,564,927)	(12,663,713)
Trade accounts receivable	2,766,568	(11,186,323)
Notes receivable	285,987	(126,917)
Other receivables and prepayments	1,513,858	(871,213)
Advances to suppliers, unrelated parties	(13,446,937)	(9,485,762)
Advances to suppliers, related parties	23,178,170	(10,883,325)
Inventories	(12,661,464)	(11,543,767)
Accounts payable	(2,687,618)	32,573,843
Other payables and accrued expenses	(2,459,681)	(276,183)
Other payables, related parties	-	(598,765)
Advances from customers	10,816,517	(2,219,686)
Net Cash Provided by/(Used In) Operating Activities	7,345,386	(20,778,851)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(799,732)	(1,279,114)
Proceeds from disposal of property, plant and equipment	62,444	-
Purchase of intangible assets	(3,551,219)	-
Investment in affiliated company	(6,165,326)	-
Proceed from sale of short-term investments	4,871,192	-
Net Cash Used In Investing Activities	(5,582,641)	(1,279,114)

Cash Flows from Financing Activities:
Proceeds from loans	44,933,832	64,089,630
Payments of loans	(49,071,900)	(37,490,466)
Payments on repurchase of common stock	(43,841)	(60,246)
Net Cash (Used in)/Provided By Financing Activities	(4,181,909)	26,538,918

Effect of Exchange Rate Changes on Cash	(17,446)	201,446

Net Change in Cash and Cash Equivalents	(2,436,610)	4,682,399
Cash and Cash Equivalents at Beginning of Period	9,530,531	21,324,931
Cash and Cash Equivalents at End of Period	$7,093,921	$26,007,330

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,521,846	$10,174,023
Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(2,814,456)	$(1,501,992)
Cash paid during the period for income tax	$(159,865)	$620,007